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                                                                     EXHIBIT 5.1

                             (letterhead of TK&M)



                                                               November 20, 1998

Nippon Telegraph and Telephone Corporation
19-2, Nishi-Shinjuku 3-chome
Shinjuku-ku, Tokyo 163-8019


Dear Sirs:

        In connection with the Registration Statement (together with any amendments, including pre- and post-effective amendments and supplements thereto, the "Registration Statement") which you have filed to register under the United States Securities Act of 1933, 1,000,000 shares of your Common Stock, par value 50,000 Japanese yen per Share ("Shares"), in the form of shares or American Depository Shares, you have asked that we furnish our opinion to be filed as Exhibit 5.1 to the Registration Statement. For such purpose we have reviewed the provisions of your Articles of Incorporation and such other documents and such questions of law as we have deemed necessary or advisable. On the basis of such review we advise you that in our opinion the Shares, when sold, will be legally issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and we also consent to the reference made to us under the captions "Validity of Securities" and "Certain Tax Considerations" in the Prospectus contained in the Registration Statement.


                                        Very truly yours,

                                        Tomotsune Kimura & Mitomi